Exhibit 99.4
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, adopted by the SEC on May 21, 2020 (“Article 11”). The unaudited pro forma condensed combined financial information presents the pro forma effects of the following Transactions:

•On May 28, 2021, Maximus, Inc. (the “Company”, “we”, “our” or “us”) completed the acquisition of VES Group, Inc. (“VES”) (the “VES Acquisition”), pursuant to a Stock Purchase Agreement dated April 20, 2021. Pursuant to this agreement, we acquired all of the equity interests of VES for $1.38 billion in cash, subject to adjustments based on closing levels of cash, indebtedness, debt-like items and working capital.

•On May 28, 2021, in order to finance the VES Acquisition, to refinance the Company’s existing revolving credit facility and to provide liquidity for general corporate purposes of the Company, the Company entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMCB”) in its capacity as administrative agent, collateral agent, an issuing lender and swing line lender, the lenders party thereto and each of JPMCB, BofA Securities, Inc., Truist Securities Inc. and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners. Pursuant to the Credit Agreement, the Company entered into and borrowed the entire amount under (i) a $1.1 billion five-year secured term loan “A” credit facility (the “Tranche A Term Facility”) (ii) a $400 million seven-year senior secured term loan “B” credit facility (the “Tranche B Term Facility”) and(iii) a $600 million five-year senior secured revolving credit facility (the “Revolving Facility” and together with the Tranche A Term Facility and the Tranche B Term Facility, the “New Credit Facilities”).

On April 20, 2021, JPMCB committed to provide bridge financing for the VES Acquisition in the event that the best efforts financing discussed above was delayed. This bridge financing commitment terminated on May 28, 2021, upon the closing of the acquisition.

On May 28, 2021, all indebtedness under the Amended and Restated Revolving Credit Agreement with Truist Bank (the previous financing agreement utilized by the Company) was repaid in full and the agreement was terminated.

•On March 1, 2021, we completed the acquisition of the Federal division of Attain, LLC (“Attain”) (the “Attain Acquisition” and, with the VES Acquisition, the “Acquisitions”), pursuant to an Equity Purchase Agreement dated March 1, 2021. Pursuant to this agreement, we acquired all of the Federal division of Attain for a purchase price of $419.9 million in cash. The Attain Acquisition was funded using the Company’s previous Amended and Restated Revolving Credit Agreement with Truist Bank, as well as our cash balances.

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Acquisitions and New Credit Facilities (collectively, “Transactions”). The estimated effects of the Transactions are described below (collectively, “Adjustments” or “Transaction Accounting Adjustments”).

The unaudited pro forma condensed combined statements of operations for the fiscal year ended September 30, 2020, and the six months ended March 31, 2021, combine the historical consolidated statements of operations of the Company and the consolidated historical statements of income of VES and Attain, after giving effect to the Transactions as if they had occurred on the first day of our fiscal year 2020, October 1, 2019. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical consolidated balance sheet of the Company and the consolidated balance sheet of VES, after giving effect to the Transactions as if they had occurred on March 31, 2021. We refer to the unaudited pro forma condensed combined statements of operations and unaudited pro forma condensed combined balance sheet as the “pro forma financial information.”

The pro forma financial information should be read in conjunction with the accompanying notes to the pro forma financial information. In addition, the pro forma financial information is derived from the historical financial statements of the Company and the historical financial records of VES and Attain, and should be read in conjunction with the following consolidated financial statements and accompanying notes of the Company and VES:

1.the audited consolidated financial statements of the Company as of and for the fiscal year ended September 30, 2020, and the related notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020;
2.the unaudited consolidated financial statements of the Company as of and for the six months ended March 31, 2021, and the related notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;
3.the audited VES consolidated financial statements as of and for the year ended December 31, 2020, and unaudited financial statements as of and for the three months ended March 31, 2021, and the related notes included as Exhibits 99.2 and 99.3, respectively, in the accompanying filing.

Regulation S-X does not require that the pro forma financial information include the Attain statement of operations or related Transaction Accounting Adjustments. However, this information has been included to assist users of our financial statements in understanding the estimated effects of the Transactions. Attain was acquired on March 1, 2021, and is included in our consolidated balance sheet as of March 31, 2021. The Attain statements of operations for the fiscal year ended September 30, 2020, and for the period from October 1, 2020 to March 1, 2021, were derived from Attain’s historical financial records.

The Acquisitions will be accounted for as business combinations under Accounting Standards Codification 805, Business combinations (“ASC 805”) using the acquisition method of accounting whereby the assets acquired and liabilities assumed are recognized based upon their estimated fair values at the acquisition date. The Company is the accounting acquirer.

The pro forma financial information has been prepared by the Company for illustrative and informational purposes only in accordance with Article 11. The pro forma financial information is not necessarily indicative of what the Company’s combined statements of operations or combined balance sheet would have been had the Transactions and related Adjustments been completed as of the dates indicated or will be for any future periods. The pro forma financial information does not purport to project the future financial position or financial results of operations of the Company following the completion of the Transactions. The pro forma financial information does not include adjustments to reflect any potential revenue synergies or cost savings that may be achievable in connection with the Transactions. Article 11 requires the pro forma financial information to include one-time, non-recurring costs incurred to effect the Acquisitions. The pro forma financial information reflects Adjustments that management believes are necessary to present fairly the Company’s pro forma financial position and results of operations following the consummation of the Transactions as of and for the periods indicated. The Adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to reflect the Company’s financial condition and results of operations as if the Transactions were consummated as of the dates indicated. The allocation of the estimated purchase prices are preliminary and are pending finalization of various estimates, inputs and analyses. Since this pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the Acquisitions, the actual amounts eventually recorded for the acquisition method of accounting, including identifiable intangible assets and goodwill, may differ materially from the information presented.

Maximus, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2021
(in thousands)	Maximus	VES	VES and New Credit Facilities Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$101,683	$24,566	$(19,674)	4a	$106,575
Accounts receivable, billed and billable, net	582,474	80,370	—		662,844
Accounts receivable, unbilled	177,938	—	—		177,938
Income taxes receivable	1,685	—	—		1,685
Prepaid expenses and other current assets	68,357	14,171	(7,107)	4b	75,421
Total current assets	932,137	119,107	(26,781)		1,024,463

Property and equipment, net	62,087	9,292	—		71,379
Capitalized software, net	45,351	—	—		45,351
Operating lease right-of-use assets	176,826	—	18,898	4c	195,724
Goodwill	899,796	—	844,472	4d	1,744,268
Intangible assets, net	240,463	—	664,000	4e	904,463
Deferred contract costs, net	30,309	—	—		30,309
Deferred compensation plan assets	43,747	—	—		43,747
Deferred income taxes	222	—	—		222
Other assets	10,457	173	7,667	4f	18,297
Total assets	$2,441,395	$128,572	$1,508,256		$4,078,223

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$278,629	$24,473	$—		$303,102
Accrued compensation and benefits	124,279	6,535	—		130,814
Deferred revenue	61,475	—	—		61,475
Income taxes payable	8,051	14,773	—		22,824
Current portion of long-term debt	16,551	—	42,091	4i	58,642
Operating lease liabilities	79,430	—	2,845	4c	82,275
Other current liabilities	25,309	—	7,494	4g	71,919
			39,116	4h
Total current liabilities	593,724	45,781	91,546		731,051

Deferred revenue, less current portion	32,926	—	—		32,926
Deferred income taxes	31,044	9,532	174,632	4j	215,208
Long-term debt, less current portion	250,601	—	1,358,396	4i	1,608,997
Deferred compensation plan liabilities, long term	44,076	—	—		44,076
Operating lease liabilities, less current portion	110,124	835	(835)	4c	126,177
			16,053	4c
Other liabilities	8,995	—	7,667	4f	16,662
Total liabilities	$1,071,490	$56,148	$1,647,459		$2,775,097
Shareholders' equity:
Common stock	$528,205	$1	$(1)	4k	$528,205
Additional paid in capital	—	5,618	(5,618)	4k	—
Accumulated other comprehensive loss	(34,945)	—	—		(34,945)
Retained earnings	876,645	66,805	(133,584)	4k	809,866
Total shareholders' equity	$1,369,905	$72,424	$(139,203)	—	$1,303,126

Total liabilities and shareholders' equity	$2,441,395	$128,572	$1,508,256		$4,078,223

Maximus, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
Six Months Ended March 31, 2021

(in thousands, except per share data)	Maximus	VES	VES Transaction Accounting Adjustments		Attain [6a]	Attain Transaction Accounting Adjustments		New Credit Facilities Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$1,904,834	$234,308	$—		$91,543	$—		$—		$2,230,685
Cost of revenue	1,468,121	103,423	32,528	5a	70,443	—		—		1,674,515
Gross profit	436,713	130,885	(32,528)		21,100	—		—		556,170
Selling, general and administrative expenses	224,369	77,369	(32,528)	5a	7,663	(404)	6b	—		276,469
Amortization of intangible assets	11,586	—	27,506	5c	912	(912)	6c	—		44,342
						5,250	6d
Operating income	200,758	53,516	(27,506)		12,525	(3,934)		—		235,359
Interest expense	962	—	—		—	1,331	6e	15,721	7a	18,014
Other (expense)/income, net	(1,295)	48	—		(1,834)	—		—		(3,081)
Income before income taxes	198,501	53,564	(27,506)		10,691	(5,265)		(15,721)		214,264
Provision for income taxes	53,810	12,590	(7,234)	5d	2,812	(1,385)	6f	(4,135)	7d	56,458
Net income	$144,691	$40,974	$(20,272)		$7,879	$(3,880)		$(11,586)		$157,806

Basic earnings per share	$2.33									$2.54
Diluted earnings per share	$2.33									$2.54

Weighted average shares outstanding:
Basic	62,022									62,022
Diluted	62,212									62,212

Maximus, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
Twelve Months Ended September 30, 2020

(in thousands, except per share data)	Maximus	VES	VES Transaction Accounting Adjustments		Attain	Attain Transaction Accounting Adjustments		New Credit Facilities Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$3,461,537	$343,686	$—		$208,771	$—		$—		$4,013,994
Cost of revenue	2,750,535	151,203	49,171	5a	156,584	—		—		3,107,493
Gross profit	711,002	192,483	(49,171)		52,187	—		—		906,501
Selling, general and administrative expenses	387,090	119,329	(49,171)	5a	29,463	(808)	6b	—		543,663
			57,760	5b
Amortization of intangible assets	35,634	—	55,012	5c	1,615	(1,615)	6c	—		101,146
						10,500	6d
Operating income	288,278	73,154	(112,772)		21,109	(8,077)		—		261,692
Interest expense	2,059	732	—		—	2,662	6e	32,277	7a	38,239
								509	7b
Other (expense)/income, net	843	(15)	—		(5,110)	—		(8,509)	7c	(12,791)
Income before income taxes	287,062	72,407	(112,772)		15,999	(10,739)		(41,295)		210,662
Provision for income taxes	72,553	15,803	(29,659)	5d	4,208	(2,824)	6f	(10,860)	7d	49,221
Net income	$214,509	$56,604	$(83,113)		$11,791	$(7,915)		$(30,435)		$161,441

Basic earnings per share	$3.40									$2.56
Diluted earnings per share	$3.39									$2.55

Weighted average shares outstanding
Basic	63,062									63,062
Diluted	63,322									63,322

1.Basis of Presentation

The pro forma financial information was prepared using the acquisition method of accounting in accordance with ASC 805 with the Company as the accounting acquirer, and is derived from the historical financial statements of the Company and the historical financial records of VES and Attain. Regulation S-X permits us to use financial information from VES and Attain for the year ended December 31, 2020, their typical reporting periods, instead of financial information for the year ended September 30, 2020. We have elected not to use this expedient and, instead, show comparative balances. Accordingly, the Company’s statements of operations for the fiscal year ended September 30, 2020, and the six months ended March 31, 2021, have been combined with the VES and Attain statements of operations for the 12 months ended September 30, 2020, and six months ended March 31, 2021, respectively.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible that the application of reasonable judgment could develop different assumptions, resulting in a range of alternative estimates using the same facts and circumstances.

The allocation of the estimated purchase prices are preliminary and are pending finalization of various estimates, inputs and analyses. Since this pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the Acquisitions, the actual amounts eventually recorded for the acquisition method of accounting, including identifiable intangible assets and goodwill, may differ materially from the information presented.

The initial allocations of the estimated purchase prices to the assets acquired and liabilities assumed are based upon management’s preliminary estimate of what their respective fair values would be as of the dates of the Acquisitions. At this preliminary stage, the estimated identifiable finite-lived intangible assets recognized include customer relationships, a healthcare provider network, and developed technology. We estimated the fair value of these intangible assets using the following methods (which are Level 3 measurements within the ASC 820 fair value hierarchy) and a number of significant estimates, including those noted below:

Intangible Asset	Fair Value Method	Significant estimates include:
Customer Relationships	Excess earnings	Expected future earnings from the acquired business and an appropriate expected rate of return
Healthcare Provider Network	Cost to recreate and lost profits	Estimated time to recreate the network of independent contractors and expected future earnings from the acquired business during the estimated time to recreate
Developed Technology	Relief from royalty	Expected future revenue from the acquired business and an appropriate hypothetical royalty rate

These identifiable finite-lived intangible assets are amortized over their estimated useful lives.

Goodwill represents the excess of the estimated purchase price over the estimated fair value of the assets acquired and liabilities assumed, including the fair value of the estimated identifiable finite-lived intangible assets described above. Goodwill will not be amortized, but will be subject to periodic impairment testing.

The calculation of goodwill and other identifiable intangible assets could be materially impacted by changing fair value measurements. Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred, but are accounted for as expenses in the period in which the costs are incurred.

During our fiscal years 2020 and 2021, Maximus, VES and Attain incurred expenses which were wholly and exclusively related to the VES Acquisition or the Attain Acquisition. As required by Article 11, we have included these costs in the pro forma information as follows.

•Maximus, VES and Attain incurred $3.9 million of costs related to the sales by VES and Attain and the acquisition by Maximus in the six months ended March 31, 2021. These costs have been recorded in the periods in which they were incurred.
•Maximus and VES incurred $57.8 million of acquisition-related costs after March 31, 2021. These have been included in the pro forma financial information for the year ended September 30, 2020, as though these costs had been incurred on October 1, 2019.

We consider these costs to be one-time, nonrecurring charges and believe that showing readers of our pro forma financial information would benefit from seeing our pro forma results excluding acquisition-related expenses. We have provided an analysis of this number below, reconciling it back to the pro forma net income totals.

(in thousands, except per share data)	Six Months Ended March 31, 2021	Year Ended September 30, 2020
Pro forma net income	$157,806	$161,441
Acquisition and selling expenses recorded in respective periods	3,890	57,761
Tax benefit from acquisition expenses	(1,023)	(15,191)
Pro forma net income excluding acquisition costs	$160,673	$204,011

Basic earnings per share excluding acquisition costs	$2.59	$3.24
Diluted earnings per share excluding acquisition costs	$2.58	$3.22

The pro forma condensed combined statements of operation reflect the results of the business and include the effects of the COVID-19 pandemic. In performing due diligence over the acquisition of VES, we estimate that the pandemic reduced revenue and profit for VES for the three months ended June 30, 2020 by approximately $35 million, or approximately $0.40 per diluted share on a pro forma basis.

2.Reclassifications and Conforming Accounting Policies

The effective date of ASC Topic 842, Leases, (“ASC 842”) for private companies is for fiscal years beginning after December 31, 2021. Accordingly, VES had not adopted ASC 842 in the accompanying historical unaudited combined balance sheet as of March 31, 2021. Refer to note 4.c for the adjustment to record the preliminary estimated fair value of right-of-use assets and related liabilities for the operating leases of VES assumed by the Company in the acquisition. In addition, VES applied a different accounting policy than the Company for classifying certain employee costs between Cost of revenue and Selling, general and administrative expenses (“SG&A”). Refer to note 5.a for the adjustment to reclassify these employee expenses from SG&A to Cost of revenue to conform to the Company’s accounting policy.

The Company is still in the process of performing a full review of the accounting policies of VES and Attain to determine whether there are material differences that require modification or reclassification of the revenues, expenses, assets or liabilities of VES or Attain to conform to the Company’s accounting policies and classifications. As a result of that review, we may identify differences between the accounting policies of the Company and VES and Attain that, when conformed, could have a material impact on the pro forma financial information.

3.Preliminary Fair Value Estimates of Assets Acquired and Liabilities Assumed

The estimated purchase price for VES of $1.38 billion represents the cash transferred to the sellers on the acquisition date, less the VES cash and cash equivalents acquired, plus the estimated final purchase price adjustment which is subject to adjustments based on closing levels of cash, indebtedness, debt-like items and working capital. The table below represents an initial allocation of the estimated purchase price to the VES tangible and intangible assets acquired and liabilities assumed as of March 31, 2021 based on the Company’s preliminary measurement of their respective fair values:

(in thousands)	Purchase price allocation
Cash paid at closing	$1,393,008
VES cash and cash equivalents balance acquired	(24,566)
Estimated final purchase price adjustment	7,494
Estimated purchase price	$1,375,936

Net working capital, excluding cash and cash equivalents	$39,318
Property and equipment	9,292
Operating lease right-of-use assets	18,898
Intangible assets	664,000
Other assets	173
Deferred income taxes	(184,164)
Operating lease liabilities, long-term	(16,053)
Net identifiable assets acquired	531,464
Goodwill	844,472
Net assets acquired	$1,375,936

4.Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets

Explanations of the adjustments to the unaudited pro forma condensed combined balance sheet are as follows:

a.Cash and cash equivalents were adjusted as follows:

(in thousands)	Cash and cash equivalent adjustments
Proceeds from the New Credit Facilities net of the extinguishment of all indebtedness outstanding under the Company’s previous Amended and Restated Revolving Credit Agreement	$1,414,736
Cash paid at closing	(1,393,008)
Financing costs – New Credit Facilities (see note 4.i.)	(14,249)
Financing costs – bridge financing	(8,509)
Maximus non-recurring Acquisition 3rd party costs	(5,607)
VES non-recurring transaction bonuses and 3rd party costs paid by VES	(13,037)
Total pro forma adjustment to Cash and cash equivalents	$(19,674)

b.Represents (i) the elimination of the $12.6 million VES related party note receivable balance that was not acquired by the Company, (ii) the elimination of $0.5 million of unamortized deferred financing costs related to the Company’s previous Amended and Restated Revolving Credit Agreement that was terminated in connection with the VES Acquisition and (iii) the recognition of a $6.0 million asset related to a VES estimated contingent liability for which the sellers indemnified the Company.

c.Represents the adjustment to record the preliminary estimated fair value of right-of-use assets and related liabilities for operating leases of VES assumed by the Company and eliminate the $0.8 million VES historical deferred rent liability balance.

d.Goodwill represents the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets acquired, net of liabilities assumed. The estimated goodwill primarily represents the value attributable to the assembled workforce, enhanced knowledge and capabilities, and other expected benefits that the Company believes will result from combining its operations with the operations of VES. The goodwill is not expected to be deductible for tax purposes.

e.Represents the adjustment to record the preliminary estimated fair value of the identified intangible assets acquired. The preliminary estimated useful lives of these intangible assets is approximately 12 years.

f.Represents the recognition of an indemnification asset related to a VES estimated contingent long-term income tax liability for which the sellers indemnified the Company.

g.Represents our initial estimate of the VES final purchase price adjustment that is expected to be finalized during the fourth quarter of our fiscal year 2021.

h.Represents the non-recurring VES Acquisition transaction bonuses and 3rd party costs paid at closing via a reduction of sellers’ proceeds from the sale of VES.

i.Represents the adjustment to record the current and long-term portions of the (i) $1.1 billion Tranche A Term Facility with a 5-year maturity and quarterly principal payments commencing September 2021 and (ii) $400 million Tranche B Term Facility with a 7-year maturity and quarterly principal payments commencing September 2021. Adjustment also includes recording in long-term debt the amount outstanding under the new $600 million Revolving Facility with a 5-year maturity, net of the extinguishment of the indebtedness outstanding on the Company’s previous Amended and Restated Revolving Credit Agreement that was repaid in full on May 28, 2021. These adjustments to the current and long-term portions of debt are net of $14.2 million of debt issuance costs, which will be amortized over the life of the debt arrangement.

j.Represents the adjustment to record the deferred tax effects of the VES transaction accounting adjustments.

k.Total shareholders’ equity was adjusted as follows:

(in thousands)	Adjustments to shareholders’ equity
Elimination of the historical VES common stock, additional paid-in capital and retained earnings balances	$(72,424)
Adjust retained earnings to expense Maximus bridge financing costs	(8,509)
Adjust retained earnings to expense Maximus non-recurring Acquisition 3rd party costs	(5,607)
Adjust retained earnings to expense VES non-recurring transaction bonuses and 3rd party costs	(52,154)
Adjust retained earnings to expense unamortized deferred financing costs related to the Company’s previous Amended and Restated Revolving Credit Agreement	(509)
Total pro forma adjustment to Total shareholders’ equity	$(139,203)

5.Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations – VES

a.This adjustment reclassifies certain employee expenses from SG&A to Cost of revenue to conform to the Company’s accounting policy.

b.Represents the estimated non-recurring Acquisition transaction bonuses and third party costs incurred after March 31, 2021 of $5.6 million and $52.2 million for the Company and VES, respectively, which are expensed as incurred.

c.Represents the amortization of the preliminary estimated fair value of identified intangible assets acquired recorded in adjustment 4.e over their preliminary estimated useful lives of approximately 12 years using the straight-line method.

d.Represents the income tax impact of the VES Acquisition Adjustments, using the combined federal and state statutory tax rate of approximately 26.3%. This does not represent the Company’s effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the Company following the consummation of the VES Acquisition.

6.Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations – Attain

a.Attain was acquired by the Company on March 1, 2021. Accordingly, the Company’s results of operations for the six months ended March 31, 2021 include one month of Attain’s results of operations. Therefore, this column represents Attain’s results of operations for the five months ended February 28, 2021.

b.Assumed lease liabilities are initially measured at the present value of the remaining lease payments as of the acquisition date. The right-of-use asset is initially measured at an amount equal to the lease liability, adjusted for favorable or unfavorable terms of the lease when compared with market terms. The Company determined that as of the acquisition date certain Attain leases assumed include unfavorable terms when compared to market terms. This adjustment represents the amortization of this right-of-use asset fair value adjustment to lease expense over the remaining lease term.

c.Represents the elimination of Attain’s historical intangible asset amortization expense that was recognized in Attain’s statements of operations prior to the Attain Acquisition.

d.Represents the amortization of the preliminary estimated fair value of identified intangible assets acquired of $105 million over their preliminary estimated useful lives of 10 years using the straight-line method.

e.The Attain Acquisition was funded using the Company’s previous Amended and Restated Revolving Credit Agreement with Truist Bank, as well as our cash balances. This adjustment represents interest expense on the increased borrowings under such credit agreement.

f.Represents the income tax impact of the Attain Acquisition Adjustments, using the combined federal and state statutory tax rate of approximately 26.3%. This does not represent the Company’s effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the Company following the consummation of the Attain Acquisition.

7.Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations – New Credit Facilities

a.Represents adjustment to record interest expense for (i) the $1.1 billion Tranche A Term Facility based on the 1-month LIBOR plus a margin of 1.75%, (ii) the $400 million Tranche B Term Facility based on the 1-month LIBOR (subject to a 0.5% floor) plus a margin of 2% and (iii) the amount outstanding under the new $600 million Revolving Facility based on the 1-month LIBOR plus a margin of 1.75%, less the historical interest expense recognized on the indebtedness outstanding under the Company’s previous Amended and Restated Revolving Credit Agreement that was repaid in full on May 28, 2021. This adjustment also includes the amortization of the $14.2 million of debt issuance costs over the respective contractual maturities of each facility.

b.Represents adjustment to expense the $0.5 million of unamortized deferred financing costs related to the Company’s previous Amended and Restated Revolving Credit Agreement that was extinguished on May 28, 2021.

c.Represents adjustment to expense the $8.5 million of financing costs related to the Company’s bridge financing that was terminated on May 28, 2021 upon the closing of the VES acquisition.

d.Represents the income tax impact of the New Credit Facilities Adjustments, using the combined federal and state statutory tax rate of approximately 26.3%. This does not represent the Company’s effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the Company following the execution of the Credit Agreement.